Messineo & Co., CPAs LLC 2471 N McMullen Booth Rd, Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated PMX Communities, Inc. 2011 Stock Awards Plan dated September 29, 2013, of our report dated October 29, 2013 with respect to the consolidated financial statements of PMX Communities, Inc. for the year ended December 31, 2011, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Messineo & Co., CPAs, LLC

Clearwater, FL

November 7, 2013